EXHIBIT 3

                            1996 Stock Incentive Plan
                            -------------------------

                              EXPLORE YOUR OPTIONS


Option to Purchase:  FIFTY FOUR THOUSAND EIGHTY FIVE SHARES
-------------------  --------------------------------------


Granted to: BRIAN CHISICK
-------------------------



This stock option grant has been executed as of December 4, 1998 on behalf of First Alliance Corporation at the option price of $4.4375.



          [First Alliance
           Corporation                    /S/ Brian Chisick
               Logo]                      -------------------------------------
                                          Brian Chisick
                                          President and Chief Executive Officer




  THIS IS NOT A STOCK CERTIFICATE OR A NEGOTIABLE INSTRUMENT. NON-TRANSFERABLE.

                                                                       EXHIBIT 3

                            1996 Stock Incentive Plan
                          INCENTIVE STOCK OPTION NOTICE

Optioneee:                          Brian Chisick
Grant Date:                         December 4, 1998
Shares Granted:                     54,085
Stock Option Price:                 $4.4375
Last Date to Exercise:              12/03/2008

We are pleased to inform you that the Compensation Committee of the Board has granted you an option to purchase First Alliance Corporation common stock. Your grant has been made under the Company's 1996 Stock Incentive Plan (the "Plan"), which together with the terms contained in this Notice, sets forth the terms and conditions of your grant and is incorporated herein by reference. A copy of the Plan is attached. Please review it carefully.

Vesting:
Subject to the terms of the Plan, shares vest according to the following vesting schedule:

                         SHARES VESTING OVER      VESTING IN PERIOD
     DATE OF VEST             THE PERIOD               OCCURS          LAST DATE TO EXERCISE
----------------------- ----------------------- ---------------------- ----------------------

      06/04/1999              13,521.00             End of period           12/03/2008
      06/04/2000              13,521.00             End of period           12/03/2008
      06/04/2001              13,521.00             End of period           12/03/2008
      06/04/2002              13,522.00             End of period           12/03/2008


Exercise:
You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Company. All exercises must take place before the Last Date to Exercise, or such earlier date as is set out in the Plan following your death, disability or your ceasing to be an employee. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

Employment Requirements:
The Plan sets out the terms and conditions that govern this grant in the event of your termination of employment, death or disability. In the event of your termination of employment, including total disability or death, all further vesting of shares under this grant stops. As set out in Plan, you will have 90 Days after your employment ceases or is suspended to exercise your vested options, and in the event of your total disability or death, you or your estate will have a period of 1 Year to exercise any vested options.

Taxes, Withholding and Disposition of Stock:
This option is intended to be an Incentive Stock Option, as defined under
Section 422(b) of the Internal Revenue Code. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company. You agree to notify the Company when you sell or otherwise transfer or dispose of the shares acquired by exercising this Option.